Exhibit 99.1
Improving commercial momentum and continued focus on value creation
Denver, Colorado: February 18, 2026 - Liberty Global Ltd. announces its Q4 2025 financial results.

CEO Mike Fries stated, “In the fourth quarter, we continued to execute our plans to both drive commercial momentum in our telecom operations and unlock value for shareholders.

•Liberty Telecom: We delivered all full-year guidance metrics at VMO2, VodafoneZiggo and Telenet, reflecting growing commercial progress despite challenging competitive environments. VMO2 delivered a sequential improvement in broadband additions and was recognized by Opensignal as the UK's top broadband provider. VodafoneZiggo continued its positive trajectory, delivering its best quarterly broadband performance in over two years while also becoming the largest provider offering 2Gbps speeds in the Netherlands. Telenet recorded its highest broadband net adds in three years, supported by strong Black Friday campaigns and further FMC growth on the BASE brand. Virgin Media Ireland delivered its best quarterly wholesale activity to date and remains firmly on track to substantially complete its fiber rollout in 2026.

•Liberty Growth: We continued to rotate capital into higher‑return opportunities across our Growth portfolio and the wider group, delivering ~$400m1 in non‑core asset disposals, including UPC Slovakia as announced in December. The Growth portfolio remains concentrated, with over 70% of its $3.4 billion2 FMV attributable to just five key assets. We are investing in areas where we see conviction in our right‑to‑play, strong industrial tailwinds, and a clear path to value creation over time.

•Liberty Corporate: We delivered a substantial reshaping of our operating model that positioned us to outperform our 2025 guidance for corporate spend and has materially improved our Adj. EBITDA trajectory which will be down 75% in 2026 compared to 2024. Meanwhile, Liberty Blume and Liberty Tech continued to provide impactful support to our operating companies, driving scale and expanding opportunities to create value through shared platforms and attracting new, third-party customers. Beginning in 2026, Liberty Blume will be reported and managed through our Liberty Growth portfolio reflecting its stand-alone position and the possibility of raising third-party capital.

We closed 2025 with a strong corporate cash position of $2.2 billion3, reflecting disciplined capital allocation throughout the year, including non‑core asset disposal proceeds and continued upstreaming of JV dividends during the fourth quarter. We also have made significant progress in extending 2028 maturities across our credit silos with almost $15 billion4 of refinancings last year and have started financing activity on 2029 instruments to ensure we have a long-tenured, resilient capital structure. As we look to 2026, we remain solely focused on taking further action to unlock and deliver increased shareholder value."

Key Summary of Operating and Financial Highlights5,6

	Three months ended December 31,		Increase/(decrease)		Year ended December 31,		Increase/(decrease)
	2025	2024	Reported %	Rebased %[7]	2025	2024	Reported %	Rebased %[7]
	in millions, except % amounts

Revenue
Telenet	$842.3	$781.5	7.8	(1.3)	$3,207.9	$3,084.4	4.0	(0.4)
VM Ireland	134.0	128.6	4.2	(4.5)	494.8	491.4	0.7	(3.6)
Consolidated Liberty Telecom	976.3	910.1	7.3		3,702.7	3,575.8	3.5
Liberty Growth	36.6	35.1	4.3	(5.4)	330.2	78.9	318.5	2.7
Liberty Services & Corporate	266.6	223.5	19.3	9.4	1,011.1	934.7	8.2	0.4
Consolidated intercompany eliminations	(48.4)	(45.5)	N.M.	N.M.	(165.5)	(247.5)	N.M.	N.M.
Total consolidated	$1,231.1	$1,123.2	9.6	(0.5)	$4,878.5	$4,341.9	12.4	(0.8)

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$3,399.4	$3,478.8	(2.3)	(5.9)	$13,335.2	$13,649.7	(2.3)	(5.3)
VodafoneZiggo JV	$1,186.4	$1,113.8	6.5	(2.3)	$4,518.5	$4,450.5	1.5	(2.8)

Earnings (loss) from continuing operations
Liberty Global Consolidated	$(2,916.2)	$2,334.2	(224.9)		$(7,096.7)	$1,869.1	(479.7)
Liberty Growth	$(38.2)	$(41.3)	7.5		$(124.5)	$(53.0)	(134.9)
Liberty Services & Corporate	$(2,812.9)	$2,424.7	(216.0)		$(7,001.8)	$2,339.0	(399.4)

Adjusted EBITDA
Telenet	$305.4	$311.0	(1.8)	(9.9)	$1,303.8	$1,292.2	0.9	(3.3)
VM Ireland	59.9	51.2	17.0	7.3	180.3	178.3	1.1	(3.6)
Consolidated Liberty Telecom	365.3	362.2	0.9		1,484.1	1,470.5	0.9
Liberty Growth	(14.4)	(19.1)	24.6	35.0	(38.6)	(18.2)	(112.1)	32.5
Liberty Services & Corporate	(61.1)	(75.2)	18.8	23.9	(129.3)	(170.5)	24.2	21.8
Consolidated intercompany eliminations	(11.2)	(20.1)	N.M.	N.M.	(41.2)	(122.0)	N.M.	N.M.
Total consolidated	$278.6	$247.8	12.4	(0.9)	$1,275.0	$1,159.8	9.9	0.2

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$1,166.8	$1,126.5	3.6	(0.2)	$4,662.8	$4,503.4	3.5	0.4
VodafoneZiggo JV	$495.7	$468.4	5.8	(3.4)	$1,977.7	$2,033.9	(2.8)	(6.9)

	Subscriber Variance Table — December 31, 2025 vs. September 30, 2025
	Fixed-Line Customer Relationships	Broadband Subscribers	Total RGUs	Postpaid Mobile Subscribers

Organic Change Summary

Consolidated Reportable Segments:
Telenet	(4,600)	12,400	(22,300)	2,900
VM Ireland	(4,200)	(3,400)	(11,100)	1,500
Total Consolidated Reportable Segments	(8,800)	9,000	(33,400)	4,400

Nonconsolidated Reportable Segments:
VMO2 JV	(18,500)	(16,700)	(174,000)	(164,800)
VodafoneZiggo JV	(16,800)	(11,900)	(75,600)	9,900

Virgin Media O2 continued strong execution on fixed and mobile network upgrades while delivering on all 2025 guidance metrics
Against a backdrop of intense market competition, VMO2 saw improved momentum in fixed-line trading, as broadband net losses improved sequentially supported by progress in commercial initiatives. VMO2 continued to execute on key strategic steps, including expanding their full fiber footprint to 8.3 million premises and growing 5G outdoor population coverage to 87%, a 12 percentage point increase over the prior year. VMO2 delivered on all 2025 guidance metrics8, including growth in combined consumer and wholesale revenue (excluding handsets and nexfibre construction) and growth in Adj. EBITDA (excluding nexfibre construction and the impact of the O2 Daisy transaction).
Highlights for Q4
•Full fiber footprint: Continued momentum in full fiber roll-out, expanding footprint to 8.3 million premises, with total gigabit footprint at 18.8 million premises and fiber upgrade activity progressing
•Network quality: Virgin Media recognised by Opensignal as the UK's top broadband provider, ranking first across all national categories, building on the launch of giffgaff broadband in Q3
Q4 Financial Highlights (in U.S. GAAP, as reported by Liberty Global)9
•Revenue of $3,399.4 million, -2.3% YoY on a reported basis and -5.9% YoY on a rebased7 basis
◦Primarily driven by (i) lower nexfibre construction revenue and (ii) a decrease in mobile handset revenue
•Adjusted EBITDA10 of $1,166.8 million, +3.6% YoY on a reported basis and -0.2% on a rebased basis
◦Primarily driven by negative nexfibre construction profitability from lower build volumes and increased consumer fixed costs of sales
•Property and equipment additions of $707.2 million, +0.8% YoY on a reported basis and -2.9% on a rebased basis
•Adjusted EBITDA less P&E additions10 of $459.6 million, +8.2% YoY on a reported basis and +4.2% on a rebased basis
•Cash flows from operating activities of $966.2 million, cash flows from investing activities of -$321.8 million and cash flows from financing activities of -$533.0 million
Q4 Financial Highlights (in IFRS, as guided to and aligned with bondholder covenants)11
•Revenue of £2,556.9 million, -5.9% YoY on a reported and rebased basis, including £65.4 million of Daisy Group revenue
•Adjusted EBITDA of £965.4 million, -2.4% YoY on a reported and rebased basis
◦Q4 2025 included the benefit of £88.0 million of U.S. GAAP/IFRS differences, primarily related to (i) the VMO2 JV's investment in CTIL and (ii) leases
•The drivers of these IFRS changes are largely consistent with those under U.S. GAAP, as detailed above

Q4 Operating Highlights
•Broadband net losses of 16,700, a sequential improvement despite continued intense competition
•Postpaid net losses of 164,800, primarily driven by elevated churn during the 30-day exit window following the October price rise announcement
•Fixed ARPU declined by 0.8% YoY due to pricing pressure, in particular during the Black Friday period
2025 VMO2 performance against guidance metrics (in IFRS)8,12
•Guidance metrics delivered:
◦Guided revenue grew 0.2% to £7,706.5 million, despite fixed market headwinds
◦Guided Adjusted EBITDA grew 0.9%, underpinned by cost efficiencies
◦P&E additions excluding ROU additions of £2.1B in-line with guidance of £2.0-2.2B
◦Adjusted Free Cash Flow of £393.1m13 in-line with guidance of £350-400m and cash distributions to shareholders of £378.0m in-line with guidance of £350-400m
2026 VMO2 guidance (in IFRS)(i)
VMO2 2026 guidance8 reflects heightened promotional intensity in the UK market and ongoing uncertainty in the consumer fixed market, alongside planned streamlining of the B2B product portfolio following creation of O2 Daisy. While continued cost efficiencies will support profitability, these benefits will be partially offset by an increasing proportion of the customer base on the nexfibre footprint with associated wholesale fees. In addition, VMO2 is set to continue to invest heavily in its fixed and mobile networks.
•Revenue: Total service revenue decline of 3 to 5% year-over-year, adjusted for the Daisy Transaction
•Adj. EBITDA: Adjusted EBITDA decline of 3 to 5% year-over-year, adjusted for the Daisy Transaction
•P&E additions: £2.0-£2.2B
•Adj. FCF: Around £200m13
•Cash distributions to shareholders: Around £200m

(i) Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) and cash flow from operating activities for Adjusted EBITDA, Adjusted EBITDAaL and Adjusted FCF guidance for Liberty Global and each of its OpCos cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including: the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss from continuing operations, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.

VodafoneZiggo continued strong execution on strategic plan in Q4 and delivered on all guidance metrics for full year 2025
VodafoneZiggo's fourth quarter results continued to be supported by the strategic plan implemented in Q1, with the new front book tariffs and proactive right-pricing of the fixed base driving commercial momentum through the end of the year. Broadband net adds performance improved further in Q4, while mobile postpaid net adds were positive for the second consecutive quarter, benefiting from strong performance on the hollandsnieuwe brand. VodafoneZiggo achieved all full-year financial guidance for 2025.
Highlights for Q4
•Commercial momentum continued: Broadband operational performance continued the recent trend and improved further in Q4 supported by a strong Black Friday trading period and the proactive recontracting of existing customers onto the new front book tariffs
•Network speed upgraded: Successfully rolled out 2.0 and 2.2 Gbps speed upgrades, becoming the largest provider of 2.0+ Gbps speeds in the Netherlands
•Invested in core strengths: Continued to revitalize our brands through new marketing campaigns and the Priority loyalty program
Q4 Financial Highlights (in U.S. GAAP)
•Revenue of $1,186.4 million, +6.5% YoY on a reported basis and -2.3% on a rebased basis
◦Primarily driven by the lower broadband customer base and ongoing repricing impact, partially offset by (i) the fixed and mobile price indexation, implemented in July and October, respectively, (ii) higher handset sales and (iii) higher Ziggo Sport revenue
•Adjusted EBITDA of $495.7 million, +5.8% YoY on a reported basis and -3.4% on a rebased basis
◦Primarily driven by (i) the aforementioned revenue decline, (ii) higher handset costs, and (iii) higher digital sales costs, partially offset by lower operating expenses related to labor, customer service and energy costs
•Cash flows from operating activities of $380.8 million, cash flows from investing activities of -$138.7 million and cash flows from financing activities of -$286.5 million
Q4 Financial Highlights (in U.S. GAAP) in local currency
•Revenue of €1,020.2 million, -2.3% YoY on both a reported and rebased basis
•Adjusted EBITDA of €425.2 million, -3.4% YoY on both a reported and rebased basis
Q4 Operating Highlights
•Broadband net losses of 11,900 improved sequentially, reflecting higher sales and lower churn as a result of new front book pricing and recontracting of existing customers
•Postpaid net adds of 9,900 were driven by continued strength in consumer mobile, especially on the hollandsnieuwe brand
•Fixed ARPU increased 1.0% YoY, as the fixed price indexation was partially offset by the proactive right-pricing of the new front book

2025 VodafoneZiggo performance against guidance metrics (in U.S. GAAP)
•Guidance metrics delivered:
◦Revenue declined by 2.8% in-line with 2025 guidance for low single digit decline
◦Adj. EBITDA declined by 6.9% in-line with 2025 guidance for mid-high single digit decline
◦P&E additions as a percent of revenue of 21.9% in-line with 20-22% guidance
◦Adj. Free Cash Flow of €224m in-line with €200-250m guide and cash distributions to shareholders of €224m in-line with €200-250m guide13
2026 VodafoneZiggo guidance (in U.S. GAAP)
VodafoneZiggo 2026 guidance reflects an ongoing improvement in fixed subscriber trends and execution against the 'How We Win Plan' supporting improving year-on-year revenue trends. However, the previously flagged impact of front book repricing & commercial initiatives will continue to impact Adj. EBITDA trends. In addition, both Adj. EBITDA and capital intensity will be impacted by a cumulative ~€100 million of investment in 2026, split equally across opex and capex, into network resilience and service reliability. This investment will significantly moderate beyond 2026 reducing to a ~€50 million opex-only impact across 2027 & 2028.
•Revenue: Stable to low-single digit decline
•Adj. EBITDA: Mid- to high-single digit decline
•P&E additions to revenue: 23-25%
•Adj. FCF: Around €100 million13
•Cash distributions to shareholders: No Distributions15

Telenet achieved strong growth in both broadband and mobile in Q4, and delivered all full year guidance
Telenet continued to deliver strong commercial momentum during the fourth quarter, with both broadband and mobile delivering positive net adds, driven by the strong performance of both Telenet and BASE FMC. Broadband delivered a sequential improvement in net adds for the third consecutive quarter, while mobile postpaid delivered the best quarterly net add performance of the year. Telenet achieved all financial guidance for 2025.
Highlights for Q4
•Commercial momentum growing: Both Telenet and BASE continued to grow commercial momentum, with strong uptake of BASE FMC in the South driving improved operational results across both fixed and mobile
•Gigabit network collaboration: Telenet & Wyre remain on track to finalize the network sharing agreement with Proximus and Fiberklaar in Flanders, subject to approval by the Belgian Competition Authority
Q4 Financial Highlights (in U.S. GAAP, as consolidated by Liberty Global)
•Revenue of $842.3 million, +7.8% YoY on a reported basis and -1.3% on a rebased basis
◦Primarily driven by (i) lower fixed revenue following the strategic non-renewal of the Belgian Football rights and (ii) lower programming revenue
•Adjusted EBITDA of $305.4 million, -1.8% YoY on a reported basis and -9.9% on a rebased basis
•Adjusted EBITDAaL of $305.1 million, -1.8% YoY on a reported basis and -9.9% on a rebased basis
◦Primarily driven by (i) the aforementioned decrease in revenue, (ii) higher labor costs, (iii) higher costs related to professional services and outsourced labor and (iv) higher marketing costs on branding and Q4 campaigns, partially offset by savings on programming costs related to the non-renewal of the Belgian football broadcasting rights
•Property and equipment additions of $340.2 million, +28.3% YoY on a reported basis and +17.8% on a rebased basis
•Adjusted EBITDA less P&E Additions of -$34.8 million, -175.8% YoY on a reported basis and -168.4% on a rebased basis
•Cash flows from operating activities of $271.1 million, cash flows from investing activities of -$330.8 million and cash flows from financing activities of $50.5 million
Q4 Financial Highlights (in IFRS, as guided to and aligned with bondholder covenants)11
•Revenue of €723.8 million, -1.3% YoY on both a reported and rebased basis
•Adjusted EBITDA of €316.2 million, -8.8% YoY on both a reported and rebased basis
◦Q4 2025 included the benefit of €53.6 million of U.S. GAAP/IFRS differences, primarily related to (i) sports and film broadcasting rights and (ii) leases
•Adjusted EBITDAaL of €296.1 million, -9.4% YoY on both a reported and rebased basis
•The drivers of these IFRS changes are largely consistent with those under U.S. GAAP, as detailed above

Q4 Operating Highlights
•Broadband net adds of 12,400 continued to improve sequentially, supported by the growth of BASE FMC in the South
•Postpaid net adds of 2,900, driven by successful fourth quarter campaigns by BASE and improved performance of Telenet consumer
•Fixed ARPU declined by 0.7% YoY, impacted by bundle spin-down following the non-renewal of the Belgian football broadcasting rights and changes to the customer mix, partially offset by the April 2025 price increase
2025 Telenet performance against guidance metrics (in IFRS)14
•Guidance metrics delivered:
◦Revenue declined by 0.4% in-line with 2025 guidance for broadly stable revenue growth
◦Adj. EBITDAaL declined by 2.5% in-line with 2025 guidance for low-single digit decline
◦P&E additions as a percentage of revenue of 38.3% in-line with 2025 guidance of 'around 38%'
◦Adj. Free Cash Flow was -€176.3m in-line with 2025 guidance of between -€180 and -€150m
2026 Telenet guidance (in IFRS and excluding Wyre)14
Telenet 2026 guidance reflects a broadly stable operating environment with the benefit of the annual price indexation. Commercial momentum is expected to continue on the BASE brand in the South of Belgium as BASE FMC penetration grows. Financially, revenue will continue to be impacted by the non-renewal of the Belgian football broadcast rights, and capex will step down significantly as the 5G and digital upgrades are completed.
•Revenue growth: Stable
•Adj. EBITDAaL: Low-single digit growth
•P&E additions to revenue: Around 20%
•Adj. FCF: Return to positive Adj. FCF of around €20m

Virgin Media Ireland continues to execute on fiber rollout and delivers growth across its customer base
Virgin Media Ireland's fourth quarter results were impacted by the continuation of intense competitive pressure, which drove a decline in revenue and modest consumer broadband losses. Despite market headwinds, mobile postpaid net adds were positive for the fourth consecutive quarter, supported by earlier commercial initiatives, while consumer business revenue trends improved. Strategically, Virgin Media Ireland continued to execute on the fiber upgrade program, expand the off-net footprint, and grow wholesale momentum.
Highlights for Q4
•Network upgrade progressing: Over 70% completed at year-end and remain on track to substantially complete the build in 2026
•Network quality award: Virgin Media recognised as Ireland's best fixed-line network in 2025 for upload and download speeds by nPerf
•Wholesale momentum growing: Continued to grow the wholesale customer base with Q4 activations being the highest to date; total fixed connections were positive despite consumer fixed net losses in the quarter
Q4 Financial Highlights (in U.S. GAAP)
•Revenue of $134.0 million, +4.2% YoY on a reported basis and -4.5% on a rebased basis
◦Primarily driven by lower consumer fixed and mobile revenue, including mobile headwinds from the network migration completion, partially offset by continued wholesale momentum and improving trend in the consumer business
•Adjusted EBITDA of $59.9 million, +17.0% YoY on a reported basis and +7.3% on a rebased basis
◦Primarily driven by disciplined cost control, partially offset by the aforementioned revenue decline
•Cash flows from operating activities of $54.6 million, cash flows from investing activities of -$58.0 million, and cash flows from financing activities of $21.8 million
Q4 Financial Highlights (in U.S. GAAP) in local currency
•Revenue of €115.2 million, -4.5% YoY on both a reported and rebased basis
•Adjusted EBITDA of €51.5 million, +7.3% YoY on both a reported and rebased basis
Q4 Operating Highlights
•Broadband net losses of 3,400 impacted by increased regulatory switching and intense competitor environment
•The postpaid customer base grew for the fourth consecutive quarter, with net adds of 1,500 supported by the mobile initiatives launched earlier in the year
•Wholesale broadband net adds of 6,400 driven by strongest quarter of new activations
•~17% of the retail broadband base now on fiber

Consolidated Leverage & Liquidity
•Total principal amount of debt and finance leases: $8.6 billion
•Average debt tenor16: 3.1 years, with ~38% not due until 2029 or thereafter
•Borrowing costs: Blended, fully-swapped cost of debt was 3.8%

The following table(i) details the U.S. dollar equivalents of our liquidity17 position at December 31, 2025, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity:

	Cash		Unused
	and Cash		Borrowing	Total
	Equivalents	SMAs(ii)	Capacity(iii)	Liquidity
	in millions

Liberty Global and unrestricted subsidiaries	$914.3	$76.2	$—	$990.5
Telenet	1,134.3	—	627.9	1,762.2
VM Ireland	32.8	—	117.4	150.2
Total	$2,081.4	$76.2	$745.3	$2,902.9
_______________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Represents our SMA in a leveraged structured note issued by a third-party investment bank.
(iii)Our aggregate unused borrowing capacity of $0.7 billion18 represents maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing.

The following table(i) details the December 31, 2025 U.S. dollar equivalents of the (i) outstanding principal amounts of our debt and finance lease obligations, (ii) expected principal-related derivative cash payments or receipts and (iii) swapped principal amounts of our debt and finance lease obligations:

		Finance	Total Debt	Principal Related	Swapped Debt
		Lease	& Finance Lease	Derivative	& Finance Lease
	Debt	Obligations	Obligations	Cash Payments	Obligations
	in millions

Telenet	$7,448.1	$1.8	$7,449.9	$137.0	$7,586.9
VM Ireland	1,056.2	—	1,056.2	—	1,056.2
Other	80.5	31.3	111.8	—	111.8
Total	$8,584.8	$33.1	$8,617.9	$137.0	$8,754.9
_______________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

Liberty Global Consolidated Q4 Cash Flows

	Three months ended December 31,		Increase/(decrease)	Year ended December 31,		Increase/(decrease)
	2025	2024	Reported %	2025	2024	Reported %
	$ in millions, except % amounts

Liberty Global Consolidated Cash Flows:
Cash provided by operating activities of continuing operations	630.9	667.1	(5.4%)	1,211.1	1,331.2	(9.0%)
Cash provided (used) by investing activities of continuing operations	(267.1)	425.6	(162.8%)	(874.9)	1,145.5	(176.4%)
Cash provided (used) by financing activities of continuing operations	47.3	(162.7)	129.1%	(226.1)	(806.2)	72.0%

Adjusted FCF from continuing operations	152.9	324.2	(52.8%)	(274.0)	311.7	(187.9%)
Distributable Cash Flow from continuing operations	161.9	530.6	(69.5%)	(265.0)	518.1	(151.1%)

Financial Highlights (in U.S. GAAP)5,6
The following tables present (i) selected financial information for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis. Adjusted EBITDA and Adjusted EBITDA less P&E Additions for Consolidated Continuing Operations, Liberty Growth and Liberty Services & Corporate are non-GAAP measures. For reconciliations, additional information on how these measures are defined and why we believe they are meaningful, see the Glossary and Reconciliations sections of the Appendix.

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
Revenue	2025	2024	Reported %	Rebased %	2025	2024	Reported %	Rebased %
	in millions, except % amounts

Telenet	$842.3	$781.5	7.8	(1.3)	$3,207.9	$3,084.4	4.0	(0.4)
VM Ireland	134.0	128.6	4.2	(4.5)	494.8	491.4	0.7	(3.6)
Consolidated Liberty Telecom	976.3	910.1	7.3		3,702.7	3,575.8	3.5
Liberty Growth	36.6	35.1	4.3	(5.4)	330.2	78.9	318.5	2.7
Liberty Services & Corporate	266.6	223.5	19.3	9.4	1,011.1	934.7	8.2	0.4
Consolidated intercompany eliminations	(48.4)	(45.5)	N.M.	N.M.	(165.5)	(247.5)	N.M.	N.M.
Total consolidated	$1,231.1	$1,123.2	9.6	(0.5)	$4,878.5	$4,341.9	12.4	(0.8)

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$3,399.4	$3,478.8	(2.3)	(5.9)	$13,335.2	$13,649.7	(2.3)	(5.3)
VodafoneZiggo JV	$1,186.4	$1,113.8	6.5	(2.3)	$4,518.5	$4,450.5	1.5	(2.8)
_______________

N.M. - Not Meaningful

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
Adjusted EBITDA	2025	2024	Reported %	Rebased %	2025	2024	Reported %	Rebased %
	in millions, except % amounts

Telenet	$305.4	$311.0	(1.8)	(9.9)	$1,303.8	$1,292.2	0.9	(3.3)
VM Ireland	59.9	51.2	17.0	7.3	180.3	178.3	1.1	(3.6)
Consolidated Liberty Telecom	365.3	362.2	0.9		1,484.1	1,470.5	0.9
Liberty Growth	(14.4)	(19.1)	24.6	35.0	(38.6)	(18.2)	(112.1)	32.5
Liberty Services & Corporate	(61.1)	(75.2)	18.8	23.9	(129.3)	(170.5)	24.2	21.8
Consolidated intercompany eliminations	(11.2)	(20.1)	N.M.	N.M.	(41.2)	(122.0)	N.M.	N.M.
Total consolidated	$278.6	$247.8	12.4	(0.9)	$1,275.0	$1,159.8	9.9	0.2

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$1,166.8	$1,126.5	3.6	(0.2)	$4,662.8	$4,503.4	3.5	0.4
VodafoneZiggo JV	$495.7	$468.4	5.8	(3.4)	$1,977.7	$2,033.9	(2.8)	(6.9)
_______________

N.M. - Not Meaningful

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
Adjusted EBITDA less P&E Additions	December 31,				December 31,
	2025	2024	Reported %	Rebased %	2025	2024	Reported %	Rebased %
	in millions, except % amounts

Telenet	$(34.8)	$45.9	(175.8)	(168.4)	$198.0	$415.6	(52.4)	(53.8)
VM Ireland	4.1	3.1	32.3	32.1	(36.0)	4.9	(834.7)	(802.2)
Consolidated Liberty Telecom	(30.7)	49.0	(162.7)		162.0	420.5	(61.5)
Liberty Growth	(45.0)	(33.5)	(34.3)	(13.0)	(99.3)	(38.0)	(161.3)	3.2
Liberty Services & Corporate	(70.1)	(94.4)	25.7	30.5	(150.5)	(200.4)	24.9	23.3
Consolidated intercompany eliminations	—	(10.9)	N.M.	N.M.	—	(84.2)	N.M.	N.M.
Total consolidated	$(145.8)	$(89.8)	(62.4)	(66.2)	$(87.8)	$97.9	(189.7)	N.M.

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$459.6	$424.8	8.2	4.2	$2,040.8	$1,842.1	10.8	7.4
VodafoneZiggo JV	$181.7	$254.8	(28.7)	(36.0)	$990.2	$1,105.0	(10.4)	(14.2)
_______________

N.M. - Not Meaningful

	Operating Data — December 31, 2025
	Homes Passed	Fixed-Line Customer Relationships	Broadband Subscribers	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(i)

Consolidated Reportable Segments:
Telenet	4,246,200	1,934,100	1,734,400	4,028,800	2,673,500	2,820,500
VM Ireland	1,014,300	380,400	354,100	682,300	145,900	145,900
Total Consolidated Reportable Segments	5,260,500	2,314,500	2,088,500	4,711,100	2,819,400	2,966,400

Nonconsolidated Reportable Segments:
VMO2 JV	16,226,100	5,789,300	5,687,600	11,372,100	15,598,500	36,309,300
VodafoneZiggo JV(ii)	7,631,000	3,295,900	3,018,500	7,337,700	5,342,700	5,610,900

	Subscriber Variance Table — December 31, 2025 vs. September 30, 2025
	Homes Passed	Fixed-Line Customer Relationships	Broadband Subscribers	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(i)

Organic Change Summary

Consolidated Reportable Segments:
Telenet	18,900	(4,600)	12,400	(22,300)	2,900	(7,800)
VM Ireland	7,100	(4,200)	(3,400)	(11,100)	1,500	1,500
Total Consolidated Reportable Segments	26,000	(8,800)	9,000	(33,400)	4,400	(6,300)

Nonconsolidated Reportable Segments:
VMO2 JV	100	(18,500)	(16,700)	(174,000)	(164,800)	(83,800)
VodafoneZiggo JV(ii)	18,100	(16,800)	(11,900)	(75,600)	9,900	10,200

Q4 2025 Joint Venture Adjustments:
VodafoneZiggo JV	—	—	—	—	(4,300)	(4,300)

	Subscriber Variance Table — December 31, 2025 vs. December 31, 2024
	Homes Passed	Fixed-Line Customer Relationships	Broadband Subscribers	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(i)

Organic Change Summary

Consolidated Reportable Segments:
Telenet	84,300	(33,100)	15,600	(127,000)	(1,500)	(49,600)
VM Ireland	16,400	(12,900)	(9,100)	(47,900)	9,200	9,200
Total Consolidated Reportable Segments	100,700	(46,000)	6,500	(174,900)	7,700	(40,400)

Consolidated Reportable Segments Net Adjustments:
Telenet	1,400	—	—	—	—	—
VM Ireland	(4,800)	—	—	—	—	—

Nonconsolidated Reportable Segments:
VMO2 JV(iii)	2,000	(145,100)	(138,400)	(956,200)	(397,500)	496,800
VodafoneZiggo JV(ii)	50,800	(120,000)	(88,900)	(418,500)	47,800	31,500

Nonconsolidated Reportable Segments Net Adjustments:
VodafoneZiggo JV	—	—	—	—	(4,300)	(4,300)

Footnotes for Operating Data and Subscriber Variance Tables:

(i)In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. The mobile subscriber count for the VMO2 JV includes IoT connections, which are Machine-to-Machine contract mobile connections, including Smart Metering contract connections. The mobile subscriber count presented above for the VMO2 JV excludes wholesale mobile connections of approximately 10,430,600 that are included in the total mobile subscriber count as defined and presented by the VMO2 JV.
(ii)Fixed-line counts for the VodafoneZiggo JV include certain B2B customers and subscribers.
(iii)Organic movements for the year to date period presented above exclude the impact of the O2 Daisy Merger. All net additions (losses) reflect changes in the underlying business performance, independent of merger-related activity at the VMO2 JV.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide broadband, telephony, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with broadband, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Bond Update by Credit Silo

VMO2 Credit Update19
Operating Statistics Summary

	As of and for the three months ended
	December 31,
	2025	2024

Footprint
Homes Serviceable	18,790,200	18,255,600
Homes Serviceable net additions (QoQ)	115,100	485,500

Fixed
Fixed-Line Customer Relationships	5,789,300	5,836,100
Organic Fixed-Line Customer Relationship net additions (losses) (QoQ)	(18,500)	9,900
Organic Fixed-Line Customer Relationship net additions (losses) (YoY)	(145,100)	9,300

Broadband Subscribers	5,687,600	5,738,900
Organic Broadband net additions (losses) (QoQ)	(16,700)	12,000
Organic Broadband net additions (losses) (YoY)	(138,400)	21,300

Q4 Monthly ARPU per Fixed-Line Customer Relationship	£47.36	£47.74

Mobile
Postpaid Mobile Subscribers	15,598,500	15,836,000
Organic Postpaid Mobile net additions (losses) (QoQ)	(164,800)	15,600
Organic Postpaid Mobile net losses (YoY)	(397,500)	(216,300)

Q4 Monthly Consumer Postpaid ARPU	£17	£17

Convergence
Converged Households as % of Broadband RGUs	42.0%	42.2%

Financial Results (in IFRS)11

	Three months ended			Year ended
	December 31,		Increase/(decrease)	December 31,		Increase/(decrease)
	2025	2024		2025	2024
	in millions, except % amounts

Revenue
Mobile	£1,418.6	£1,484.6	(4.4%)	£5,580.2	£5,687.0	(1.9%)
Handset	327.0	383.9	(14.8%)	1,178.3	1,286.7	(8.4%)
Fixed	1,033.0	981.3	5.3%	3,912.8	3,852.1	1.6%
Consumer Fixed	824.7	852.9	(3.3%)	3,361.6	3,400.2	(1.1%)
Subscription	806.7	834.0	(3.3%)	3,284.8	3,331.2	(1.4%)
Other	18.0	18.9	(4.8%)	76.8	69.0	11.3%
B2B Fixed	208.3	128.4	62.2%	551.2	451.9	22.0%
Other	105.3	250.3	(57.9%)	620.1	1,141.4	(45.7%)
Total revenue	£2,556.9	£2,716.2	(5.9%)	£10,113.1	£10,680.5	(5.3%)

Adjusted EBITDA	£965.4	£989.1	(2.4%)	£3,879.5	£3,896.6	(0.4%)

P&E Additions	£530.5	£550.2		£2,089.2	£2,184.4
ROU asset additions	43.4	64.1		144.8	456.2
Total P&E Additions including ROU asset additions	£573.9	£614.3	(6.6%)	£2,234.0	£2,640.6	(15.4%)
P&E Additions as a % of revenue	20.7%	20.3%		20.7%	20.5%

Adjusted EBITDA less Total P&E Additions	£391.5	£374.8	4.5%	£1,645.5	£1,256.0	31.0%

Adjusted FCF	£750.4	£993.7		£393.1	£494.5

Third-Party Debt, Lease Obligations and Cash and Cash Equivalents
The borrowing currency and pound sterling equivalent of the nominal amounts of VMED O2’s consolidated third-party debt, lease obligations and cash and cash equivalents is set forth below:

	December 31,		September 30,
	2025		2025
	Borrowing currency	£ equivalent
	in millions
Senior and Senior Secured Credit Facilities:
Term Loan N (Term SOFR + 2.50%) due 2028	$—	£—	£735.4
Term Loan O (EURIBOR + 2.50%) due 2029	€200.0	174.5	655.2
Term Loan Q (Term SOFR + 3.25%) due 2029	$1,300.0	966.2	965.9
Term Loan R (EURIBOR + 3.25%) due 2029	€—	—	655.2
Term Loan AC1 (SONIA + 3.25%) due 2030	£925.0	925.0	925.0
Term Loan AC2 (SONIA + 3.25%) due 2030	£750.0	750.0	750.0
Term Loan Y (Term SOFR + 3.25%) due 2031	$2,080.2	1,546.4	1,545.7
Term Loan Z (EURIBOR + 3.50%) due 2031	€720.0	628.1	628.9
Term Loan AE (EURIBOR + 3.25%) due 2033	€1,430.0	1,247.5	—
£54 million (equivalent) RCF (SONIA + 2.75%) due 2026	£—	—	—
£1,324 million (equivalent) RCF (SONIA + 2.75%) due 2029	£—	—	—
VM Financing Facilities (GBP equivalent)	£94.0	94.0	273.3
Total Senior and Senior Secured Credit Facilities		6,331.7	7,134.6
Senior Secured Notes:
5.50% USD Senior Secured Notes due 2029	$1,425.0	1,059.3	1,058.8
5.25% GBP Senior Secured Notes due 2029	£340.0	340.0	340.0
4.00% GBP Senior Secured Notes due 2029	£600.0	600.0	600.0
4.25% GBP Senior Secured Notes due 2030	£635.0	635.0	635.0
4.50% USD Senior Secured Notes due 2030	$915.0	680.2	679.9
4.125% GBP Senior Secured Notes due 2030	£480.0	480.0	480.0
3.25% EUR Senior Secured Notes due 2031	€950.0	828.8	829.9
4.25% USD Senior Secured Notes due 2031	$1,350.0	1,003.5	1,003.1
4.75% USD Senior Secured Notes due 2031	$1,400.0	1,040.7	1,040.2
4.50% GBP Senior Secured Notes due 2031	£675.0	675.0	675.0
7.75% USD Senior Secured Notes due 2032	$950.0	706.2	705.9
5.625% EUR Senior Secured Notes due 2032	€1,810.0	1,579.0	1,581.1
6.75% USD Senior Secured Notes due 2033	$850.0	631.9	—
Total Senior Secured Notes		10,259.6	9,628.9
Senior Notes:
5.00% USD Senior Notes due 2030	$925.0	687.6	687.3
3.75% EUR Senior Notes due 2030	€500.0	436.2	436.8
Total Senior Notes		1,123.8	1,124.1
Vendor financing(i)		3,037.2	2,870.9
Share of CTIL debt(i)		296.8	262.5
Other debt		189.7	200.5
Lease obligations(i)		878.6	895.4
Total third-party debt and lease obligations		22,117.4	22,116.9
Unamortized premiums, discounts, deferred financing costs and fair value adjustments, net		(33.2)	(22.7)
Total carrying amount of third-party debt and lease obligations		22,084.2	22,094.2
Cash and cash equivalents		(573.5)	(544.7)
Net carrying amount of third-party debt and lease obligations		£21,510.7	£21,549.5
Exchange rate (£ to €)		1.1463	1.1448
Exchange rate (£ to $)		1.3453	1.3459
_______________

(i)Amounts presented on an IFRS basis, consistent with bondholder covenants.

Capital Structure
•At December 31, 2025, the blended fully-swapped debt borrowing cost was 5.2% and the average tenor of third-party debt (excluding vendor financing and certain other obligations) was 4.8 years
•In October 2025, VMO2 issued $850.0 million principal amount of senior secured notes, maturing on 15 January 2033 and bearing interest at a rate of 6.75%, with proceeds used to prepay $845.0 million of Term Loan N
•In December 2025, VMO2 issued a €1,430.0 million term loan (Term Loan AE), maturing on 31 January 2033 and bearing interest at a rate of 3.25% + EURIBOR, subject to adjustment based on the achievement or otherwise of certain ESG metrics. Proceeds were used to (i) prepay $145.0 million of Term Loan N, (ii) prepay €302.2 million of Term Loan R and prepay €9.5 million of Term Loan O, and (iii) purchase €447.8 million of Term Loan R and €540.4 million of Term Loan O for cash at par and purchase €360.9 million of Term Loan R and €439.4 million of Term Loan O which were subsequently exchanged in Term Loan AE
•In January 2026, activity was undertaken to support the vendor financing structure, with net proceeds of the following issuances used to refinance 2028 maturity Vendor Financing Notes:
◦VMO2 Vendor Financing Notes V Designated Activity Company, a third-party SPV that is outside of the Group, issued £175.0 million aggregate principal amount of 7.875% Vendor Financing Notes due 15 March 2032
◦VMO2 Vendor Financing Notes VI Designated Activity Company, a third-party SPV that is outside of the Group, issued $500.0 million aggregate principal amount of 8.50% Vendor Financing Notes at par due 15 March 2033
◦VMO2 Vendor Financing Notes VII Designated Activity Company, a third-party SPV that is outside of the Group, issued €550.0 million aggregate principal amount of 7.50% Vendor Financing Notes at par due 15 July 2033
◦VMO2 Vendor Financing Notes VIII Designated Activity Company, a third-party SPV that is outside of the Group, issued £250.0 million aggregate principal amount of 8.875% Vendor Financing Notes at par due 15 July 2033
•In January, VMO2 issued a €920 million term loan (Term Loan AF), maturing on 15 October 2031 and bearing interest at a rate of EURIBOR + 3.00%, subject to adjustment based on the achievement or otherwise of certain ESG metrics. Proceeds were used to (i) prepay €74.6 million of Term Loan Z and €151.1 million of Term Loan O and (ii) purchase €645.4 million of Term Loan Z and €48.9 million of Term Loan O which were subsequently exchanged into Term Loan AF
•At December 31, 2025, VMO2 had maximum undrawn commitments of £1,378.0 million equivalent
•When compliance reporting requirements have been completed and assuming no change from 31 December 2025 borrowing levels, it is anticipated that the full borrowing capacity will continue to be available, based on the maximum the company can incur and upstream

Covenant Debt Information
The following table details the pound sterling equivalents of the reconciliation from VMO2’s consolidated third-party debt and lease obligations to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of cross-currency derivative instruments. The pound sterling equivalents presented below are based on exchange rates that were in effect as of December 31, 2025 and September 30, 2025. These amounts are based on IFRS covenants and presented for illustrative purposes only, and will likely differ from the actual cash payments or receipts in future periods.

	December 31,	September 30,
	2025	2025
	in millions

Total third-party debt and lease obligations (£ equivalent)	£22,117.4	£22,116.9
Vendor financing	(2,967.2)	(2,793.9)
Other debt	(189.7)	(200.5)
Cornerstone debt	(296.8)	(262.5)
Credit Facility Excluded Amount	(1,044.6)	(1,040.3)
Lease obligations	(878.6)	(895.4)
Projected principal-related cash payments associated with our cross-currency derivative instruments	510.1	517.0
Total covenant amount of third-party gross debt	17,250.6	17,441.3
Cash and cash equivalents(i)	(546.7)	(478.3)
Total covenant amount of third-party net debt	£16,703.9	£16,963.0
_______________

(i)Excludes cash and cash equivalents that are held outside the covenant group.

Leverage ratios are set forth below. These ratios calculate Adjusted EBITDA, as defined under covenants, on the last three quarters annualized basis as of December 31, 2025.

Net Senior Debt to Annualized Adjusted EBITDA	3.71x
Net Total Debt to Annualized Adjusted EBITDA	4.00x
Net Total Debt (excluding Credit Facility Excluded Amount and including vendor financing, CTIL net debt and lease obligations) to Annualized Adjusted EBITDA	5.39x

VodafoneZiggo Credit Update
Operating Statistics Summary

	As of and for the three months ended
	December 31,
	2025	2024

Footprint
Homes Passed	7,631,000	7,580,200
Organic Homes Passed net additions (QoQ)	18,100	22,100
Organic Homes Passed net additions (YoY)	50,800	63,600

Fixed
Fixed-Line Customer Relationships	3,295,900	3,415,900
Organic Fixed-Line Customer Relationship net losses (QoQ)	(16,800)	(36,700)
Organic Fixed-Line Customer Relationship net losses (YoY)	(120,000)	(137,100)

Broadband Subscribers	3,018,500	3,107,400
Organic Broadband net losses (QoQ)	(11,900)	(30,200)
Organic Broadband net losses (YoY)	(88,900)	(96,700)

Q4 Monthly ARPU per Fixed-Line Customer Relationship	€57	€56

Mobile
Postpaid Mobile Subscribers	5,342,700	5,299,200
Organic Postpaid Mobile net additions (QoQ)	9,900	800
Organic Postpaid Mobile net additions (losses) (YoY)	47,800	7,000

Q4 Monthly Consumer Postpaid ARPU	€18	€19

Convergence
Converged Households as % of Broadband RGUs	51%	50%

Financial Results (in U.S. GAAP)

	Three months ended			Year ended
	December 31,		Increase/(decrease)	December 31,		Increase/(decrease)
	2025	2024(i)		2025	2024(i)
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€467.0	€488.5	(4.4%)	€1,886.4	€1,968.0	(4.1%)
Non-subscription	1.6	1.8	(11.1%)	6.7	10.5	(36.2%)
Total residential fixed revenue	468.6	490.3	(4.4%)	1,893.1	1,978.5	(4.3%)
Residential mobile revenue:
Subscription	181.4	180.4	0.6%	719.0	723.5	(0.6%)
Non-subscription	78.9	73.9	6.8%	254.2	263.9	(3.7%)
Total residential mobile revenue	260.3	254.3	2.4%	973.2	987.4	(1.4%)
Total residential revenue	728.9	744.6	(2.1%)	2,866.3	2,965.9	(3.4%)
B2B fixed revenue:
Subscription	144.7	144.3	0.3%	572.7	567.0	1.0%
Non-subscription	1.5	1.5	—%	6.5	7.8	(16.7%)
Total B2B fixed revenue	146.2	145.8	0.3%	579.2	574.8	0.8%
B2B mobile revenue:
Subscription	92.9	102.6	(9.5%)	379.0	410.6	(7.7%)
Non-subscription	38.7	40.0	(3.3%)	126.9	128.1	(0.9%)
Total B2B mobile revenue	131.6	142.6	(7.7%)	505.9	538.7	(6.1%)
Total B2B revenue	277.8	288.4	(3.7%)	1,085.1	1,113.5	(2.6%)
Other revenue	13.5	11.3	19.5%	47.6	34.4	38.4%
Total revenue	€1,020.2	€1,044.3	(2.3%)	€3,999.0	€4,113.8	(2.8%)

Adjusted EBITDA	€425.2	€440.0	(3.4%)	€1,750.1	€1,880.1	(6.9%)

P&E Additions	€271.9	€200.6	35.5%	€874.0	€858.6	1.8%
P&E Additions as a % of revenue	26.7%	19.2%		21.9%	20.9%

Adjusted EBITDA less P&E Additions	€153.3	€239.4	(36.0%)	€876.1	€1,021.5	(14.2%)

Adjusted FCF	€128.8	€417.8		€224.3	€508.0
_______________

(i)Certain revenue amounts have been reclassified to conform to 2025 presentation.

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The borrowing currency and euro equivalent of the nominal amounts of VodafoneZiggo's consolidated third-party debt, finance lease obligations and cash and cash equivalents is set forth below:

	December 31,		September 30,
	2025		2025
	Borrowing currency	€ equivalent
	in millions

Credit Facilities:
Term Loan I (Term SOFR + 2.50%) USD due 2028	€—	€—	€1,398.4
Term Loan H (EURIBOR + 3.00%) due 2029	€2,250.0	2,250.0	2,250.0
Term Loan N (Term SOFR + 3.25%) USD due 2033	$500.0	426.0	—
Financing Facility		2.3	19.2
€800 million Ziggo Revolving Facility G2 EUR due 2029		—	—
Total Credit Facilities		2,678.3	3,667.6
Senior Secured Notes:
4.875% USD Senior Secured Notes due 2030	$991.0	844.4	842.9
2.875% EUR Senior Secured Notes due 2030	€502.5	502.5	502.5
5.00% USD Senior Secured Notes due 2032	$1,525.0	1,299.5	1,297.2
3.50% EUR Senior Secured Notes due 2032	€750.0	750.0	750.0
5.25% EUR Senior Secured Notes due 2033	€650.0	650.0	650.0
7.50% USD Senior Secured Notes due 2033	$1,150.0	979.9	—
Total Senior Secured Notes		5,026.3	4,042.6
Senior Notes:
3.375% EUR Senior Notes due 2030	€900.0	900.0	900.0
5.125% USD Senior Notes due 2030	$500.0	426.0	425.3
6.125% EUR Senior Notes due 2032	€575.0	575.0	575.0
Total Senior Notes		1,901.0	1,900.3
Vendor financing		999.6	999.5
Finance lease obligations		37.7	29.7
Total third-party debt and finance lease obligations		10,642.9	10,639.7
Unamortized premiums, discounts and deferred financing costs, net		(34.4)	(25.5)
Total carrying amount of third-party debt and finance lease obligations		10,608.5	10,614.2
Cash and cash equivalents		(178.8)	(215.9)
Net carrying amount of third-party debt and finance lease obligations		€10,429.7	€10,398.3

Exchange rate (€ to $)		1.1736	1.1757

Capital Structure
•At December 31, 2025, the blended fully-swapped debt borrowing cost was 4.2% and the average tenor of third-party debt (excluding vendor financing obligations) was approximately 5.1 years
•At December 31, 2025, VodafoneZiggo had maximum undrawn commitments of €800 million under its Revolving Facilities
•In October, VodafoneZiggo issued a $600.0 million principal amount of US dollar-denominated senior secured notes. These notes mature in January 2033 and bear interest at a rate of 7.50%. In addition, VodafoneZiggo entered into a $500.0 million term loan facility (Term Loan B), issued at 98% of par.
•In December, VodafoneZiggo issued a private tap of $550 million to the existing US dollar-denominated senior secured notes maturing in 2033, which bear interest at a rate of 7.50%
•The net proceeds of these transactions were used to fully redeem Term Loan I

Covenant Debt Information

The following table details the euro equivalent of the reconciliation from VodafoneZiggo's consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of December 31, 2025 and September 30, 2025. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	December 31,	September 30,
	2025	2025
	in millions

Total third-party debt and finance lease obligations (€ equivalent)	€10,642.9	€10,639.7
Vendor financing	(999.6)	(999.5)
Finance lease obligations	(37.7)	(29.7)
Credit Facility Excluded Amount	(457.7)	(466.7)
Projected principal-related cash receipts associated with our cross-currency derivative instruments	17.3	24.2
Total covenant amount of third-party gross debt	9,165.2	9,168.0
Cash and cash equivalents(i)	(38.4)	(33.8)
Net carrying amount of third-party debt	€9,126.8	€9,134.2
_______________

(i)Excludes the cash that is related to the unutilized portion of the Vendor Finance Note facility of €48.1 million and €66.4 million, respectively, as well as cash that is held outside the covenant group, amounting to €92.3 million and €115.7 million, respectively.

Leverage ratios are set forth below. These ratios calculate Adjusted EBITDA, as defined under covenants, on a last two quarters annualized basis as of December 31, 2025.

Net Senior Debt to Annualized Adjusted EBITDA	3.94x
Net Total Debt to Annualized Adjusted EBITDA	4.99x
Net Total Debt (excluding Credit Facility Excluded Amount and including vendor financing) to Annualized Adjusted EBITDA	5.78x

Telenet Credit Update
Operating Statistics Summary

	As of and for the three months ended
	December 31,
	2025	2024

Footprint
Homes Passed	4,246,200	4,160,500
Organic Homes Passed net additions (QoQ)	18,900	23,700
Organic Homes Passed net additions (YoY)	84,300	56,000

Fixed
Fixed-Line Customer Relationships	1,934,100	1,967,200
Organic Fixed-Line Customer Relationship net losses (QoQ)	(4,600)	(4,600)
Organic Fixed-Line Customer Relationship net losses (YoY)	(33,100)	(40,300)

Broadband Subscribers	1,734,400	1,718,800
Organic Broadband net additions (QoQ)	12,400	3,200
Organic Broadband net additions (losses) (YoY)	15,600	(11,600)

Q4 Monthly ARPU per Fixed-Line Customer Relationship	€63.32	€63.77

Mobile
Postpaid Mobile Subscribers	2,673,500	2,675,000
Organic Postpaid Mobile net additions (losses) (QoQ)	2,900	(1,800)
Organic Postpaid Mobile net losses (YoY)	(1,500)	(2,300)

Q4 Monthly Consumer Postpaid ARPU	€15.93	€16.35

Convergence
Converged Households as % of Broadband RGUs	55.3%	54.0%

Financial Results (in IFRS)11

	Three months ended			Year ended
	December 31,		Increase/(decrease)	December 31,		Increase/(decrease)
	2025	2024		2025	2024
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€302.3	€311.5	(3.0%)	€1,225.8	€1,234.4	(0.7%)
Non-subscription	7.2	9.3	(22.6%)	21.9	18.4	19.0%
Total residential fixed revenue	309.5	320.8	(3.5%)	1,247.7	1,252.8	(0.4%)
Residential mobile revenue:
Subscription	103.2	104.8	(1.5%)	413.1	418.9	(1.4%)
Non-subscription	48.8	39.4	23.9%	142.3	148.4	(4.1%)
Total residential mobile revenue	152.0	144.2	5.4%	555.4	567.3	(2.1%)
B2B revenue:
Subscription	93.7	95.3	(1.7%)	378.4	381.5	(0.8%)
Non-subscription	93.1	90.8	2.5%	365.5	353.7	3.3%
Total B2B revenue	186.8	186.1	0.4%	743.9	735.2	1.2%
Other revenue	75.5	82.2	(8.2%)	292.6	296.1	(1.2%)
Total revenue	€723.8	€733.3	(1.3%)	€2,839.6	€2,851.4	(0.4%)

Adjusted EBITDA	€316.2	€346.9	(8.8%)	€1,326.5	€1,357.4	(2.3%)

Adjusted EBITDAaL	€296.1	€327.0	(9.4%)	€1,247.7	€1,279.9	(2.5%)

P&E Additions(i)	306.5	272.1		1,086.4	882.4
ROU asset additions	20.4	14.4		40.2	46.1
Total P&E Additions including ROU asset additions(i)	€326.9	€286.5	14.1%	€1,126.6	€928.5	21.3%
P&E Additions as a % of revenue	42.3%	37.1%		38.3%	30.9%

Adjusted EBITDA less Total P&E Additions(i)	€(10.7)	€60.4	(117.7%)	€199.9	€428.9	(53.4%)

Adjusted FCF	€(102.6)	€(60.9)		€(176.3)	€102.8
_______________

(i)Includes amounts capitalized as intangible assets related to sports and film broadcasting rights.

Third-Party Debt, Lease Obligations and Cash and Cash Equivalents
The borrowing currency and euro equivalent of the nominal amounts of Telenet's consolidated third-party debt, lease obligations and cash and cash equivalents is set forth below:

	December 31,		September 30,
	2025		2025
	Borrowing currency	€ equivalent
	in millions

2025 Amended Senior Credit Facility
Term Loan AR (Term SOFR + 2.11%) USD due 2028	$2,295.0	€1,955.5	€1,952.1
Term Loan AT1 (EURIBOR + 3.00%) EUR due 2028	€390.0	390.0	390.0
Term Loan AQ (EURIBOR + 2.25%) EUR due 2029	€1,110.0	1,110.0	1,110.0
Term Loan AU (EURIBOR + 3.00%) EUR due 2033	€500.0	500.0	500.0
€580.0 million Revolving Credit Facility I (EURIBOR + 2.25%) due 2029	€90.0	90.0	—
Total Senior Credit Facility		4,045.5	3,952.1
Senior Secured Notes
5.50% USD Senior Secured Notes due 2028	$1,000.0	852.1	850.6
3.50% EUR Senior Secured Notes due 2028	€540.0	540.0	540.0
Total Senior Secured Notes		1,392.1	1,390.6
Other
Lease obligations(i)		618.4	612.7
Mobile spectrum		360.8	372.0
Vendor financing		311.8	332.2
Other debt		236.0	236.6
€20.0 million Revolving Credit Facility (EURIBOR + 2.25%) due 2026		—	—
€25.0 million Overdraft Facility (EURIBOR + 1.60%) due 2026		—	—
Total third-party debt and lease obligations		6,964.6	6,896.2
Deferred financing fees, discounts and premiums, net		(11.6)	(12.8)
Total carrying amount of third-party debt and lease obligations		6,953.0	6,883.4
Cash and cash equivalents		(966.5)	(975.2)
Net carrying amount of third-party debt and lease obligations		€5,986.5	€5,908.2

Exchange rate (€ to $)		1.1736	1.1757
_______________

(i)Amounts presented on an IFRS basis, consistent with bondholder covenants.

Capital Structure
•At December 31, 2025, the blended fully-swapped debt borrowing cost was 3.7% and the average tenor of third-party debt (excluding vendor financing and certain other obligations) was approximately 3.0 years
•At December 31, 2025, Telenet had access to total liquidity of €1,501.5 million, consisting of €966.5 million cash and cash equivalents and €535.0 million of undrawn commitments under revolving credit facilities

Covenant Debt Information
The following table details the euro equivalent of the reconciliation from Telenet's consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of December 31, 2025 and September 30, 2025. These amounts are based on IFRS covenants and presented for illustrative purposes only, and will likely differ from the actual cash payments or receipts in future periods.

	December 31,	September 30,
	2025	2025
	in millions

Total third-party debt and lease obligations (€ equivalent)	€6,964.6	€6,896.2
Lease obligations	(618.4)	(612.7)
Mobile spectrum	(360.8)	(372.0)
Vendor financing	(311.8)	(332.2)
Other debt	(236.0)	(236.6)
Credit Facility Excluded Amount	(400.0)	(400.0)
Projected principal-related cash payments (receipts) associated with our cross-currency derivative instruments	116.7	121.6
Total covenant amount of third-party gross debt	5,154.3	5,064.3
Cash and cash equivalents(i)	(964.9)	(973.0)
Total covenant amount of third-party net debt	€4,189.4	€4,091.3
_______________

(i)Excludes cash and cash equivalents that are held outside the covenant group.

Leverage ratios are set forth below. These ratios calculate Adjusted EBITDA and Adjusted EBITDAaL, as defined under covenants, on a last two quarters annualized basis as of December 31, 2025.

Net Total Debt to Annualized Adjusted EBITDA	3.18x
Net Total Debt (excluding Credit Facility Excluded Amount and including vendor financing) to Annualized Adjusted EBITDA	3.73x
Net Total Debt (excluding Credit Facility Excluded Amount and including vendor financing, mobile spectrum and other third-party debt) to Annualized Adjusted EBITDAaL	4.45x

A Statement of Financial Position, Statement of Profit or Loss and Other Comprehensive Income and Statement of Cash Flows for Telenet can be found in the investor toolkit on the Telenet investor relations page.

VM Ireland Credit Update
Operating Statistics Summary

	As of and for the three months ended
	December 31,
	2025	2024

Footprint
Homes Passed	1,014,300	1,002,700
Organic Homes Passed net additions (QoQ)	7,100	4,100
Organic Homes Passed net additions (YoY)	16,400	19,800

Fixed
Fixed-Line Customer Relationships	380,400	393,300
Organic Fixed-Line Customer Relationship net losses (QoQ)	(4,200)	(1,900)
Organic Fixed-Line Customer Relationship net losses (YoY)	(12,900)	(9,500)

Broadband Subscribers	354,100	363,200
Organic Broadband net losses (QoQ)	(3,400)	(900)
Organic Broadband net losses (YoY)	(9,100)	(5,300)

Q4 Monthly ARPU per Fixed-Line Customer Relationship	€60.62	€61.27

Mobile
Postpaid Mobile Subscribers	145,900	136,700
Organic Postpaid Mobile net additions (losses) (QoQ)	1,500	(400)
Organic Postpaid Mobile net additions (YoY)	9,200	2,300

Q4 Monthly Consumer Postpaid ARPU	€18.32	€19.95

Convergence
Converged Households as % of Broadband RGUs	9.5%	8.7%

Financial Results (in U.S. GAAP)

	Three months ended			Year ended
	December 31,		Increase/(decrease)	December 31,		Increase/(decrease)
	2025	2024		2025	2024
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€66.8	€69.6	(4.0%)	€271.4	€283.3	(4.2%)
Non-subscription	0.9	0.5	80.0%	2.0	2.0	—%
Total residential fixed revenue	67.7	70.1	(3.4%)	273.4	285.3	(4.2%)
Residential mobile revenue:
Subscription	7.3	7.6	(3.9%)	29.6	31.4	(5.7%)
Non-subscription	1.8	2.5	(28.0%)	6.9	8.3	(16.9%)
Total residential mobile revenue	9.1	10.1	(9.9%)	36.5	39.7	(8.1%)
B2B revenue:
Subscription	3.0	3.1	(3.2%)	12.3	12.4	(0.8%)
Non-subscription	9.2	7.8	17.9%	33.5	28.7	16.7%
Total B2B revenue	12.2	10.9	11.9%	45.8	41.1	11.4%
Other revenue	26.2	29.5	(11.2%)	82.3	88.2	(6.7%)
Total revenue	€115.2	€120.6	(4.5%)	€438.0	€454.3	(3.6%)

Adjusted EBITDA	€51.5	€48.0	7.3%	€159.0	€165.0	(3.6%)

P&E Additions	€47.8	€45.2	5.8%	€190.6	€160.5	18.8%
P&E Additions as a % of revenue	41.5%	37.5%		43.5%	35.3%

Adjusted EBITDA less P&E Additions	€3.7	€2.8	32.1%	€(31.6)	€4.5	(802.2%)

Adjusted FCF	€(3.0)	€2.8		€(82.6)	€(33.1)

Third-Party Debt and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amounts of VM Ireland’s consolidated third-party debt and cash and cash equivalents:

	December 31,		September 30,
	2025		2025
	Borrowing currency	€ equivalent
	in millions

Credit Facilities:
Term Loan B1 (EURIBOR + 3.50%) due 2029	€900.0	€900.0	€900.0
€100.0 million Revolving Facility (EURIBOR + 2.75%) due 2027		—	—
Total Senior Credit Facilities		900.0	900.0
Deferred financing costs and discounts, net		(3.1)	(3.4)
Total carrying amount of third-party debt		896.9	896.6
Cash and cash equivalents		(28.0)	(12.2)
Net carrying amount of third-party debt		€868.9	€884.4

Capital Structure
•At December 31, 2025, the blended fully-swapped debt borrowing cost was 3.9% and the average tenor of third-party debt was approximately 3.5 years
•At December 31, 2025, VM Ireland had €100.0 million of undrawn commitments available

Covenant Debt Information

The following table details the euro equivalents of the reconciliation from VM Ireland’s consolidated third-party debt to the total covenant amount of third-party gross and net debt. The euro equivalents presented below are based on exchange rates that were in effect as of December 31, 2025 and September 30, 2025. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	December 31,	September 30,
	2025	2025
	in millions

Total third-party debt	€900.0	€900.0
Credit Facility Excluded Amount	(50.0)	(50.0)
Total covenant amount of third-party gross debt	850.0	850.0
Cash and cash equivalents	(28.0)	(12.2)
Total covenant amount of third-party net debt	€822.0	€837.8

Leverage ratios are set forth below. These ratios calculate Adjusted EBITDA, as defined under covenants, on a last twelve months basis as of December 31, 2025.

Net Total Debt to Annualized Adjusted EBITDA	5.21x
Net Total Debt (excluding Credit Facility Excluded Amount) to Annualized Adjusted EBITDA	5.53x

Appendix
Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our, our subsidiaries', and our joint ventures' strategies, future growth prospects and opportunities; expectations regarding our and our businesses' financial performance, including Reported and Rebased Revenue, Reported and Rebased Adjusted EBITDA, Reported and Rebased Adjusted EBITDA less P&E Additions, property and equipment additions, Adjusted Free Cash Flow, Distributable Cash Flow and ARPU metrics; our operating companies' 2026 U.S. GAAP and IFRS financial and operational guidance; our future strategies for maximizing and creating value for our shareholders, including any potential separations of our business or capital market or private transactions that we may undertake with respect to any of our businesses, including the timing, costs, and benefits to be derived therefore; the anticipated acquisition of Substantial Group (Netomnia) by nexfibre, the anticipated acquisition of the remaining equity interest that we don't own in VodafoneZiggo, and the closing of our previously announced sale of UPC Slovakia, including the future performance, activities, and ownership of such business and the timing, costs, and benefits to be derived from each such transaction; the expected drivers of future operational and financial performance at our operating companies and our joint ventures; our, our affiliates' and our joint ventures' plans with respect to networks, products and services and the investments in such networks, products and services, the planned fiber upgrade programs in the U.K. Belgium and Ireland, including the timing of such upgrade programs; the improved outlook for Liberty Corporate & Services, as well as the expected run rate savings and efficiencies to be derived from the Company's operating model changes; Wyre's potential fixed network agreement with Proximus, including the expected approval thereof and the timing, cost and benefits expected to be derived therefrom; our strategic plans for our Liberty Growth portfolio, including any expected capital rotation between investments; the strength of our and our affiliates' respective balance sheets (including cash and liquidity position); the tenor and cost of such third-party debt, as well as the expected use of such debt proceeds and any anticipated additional borrowing capacity and anticipated refinancing activities; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ and joint ventures' services and their willingness to upgrade to our more advanced offerings; our, our affiliates’ and our joint ventures' ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of pandemics and epidemics on us and our businesses as well as our customers; the effects of changes in laws or regulations, including as a result of the U.K.'s exit from the E.U.; trade wars or the threat of such trade wars; general economic factors; our, our affiliates’ and our joint ventures' ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our, our affiliates’ and our joint ventures' ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our, our affiliates’ and our joint ventures' video services and the costs associated with such programming; our, our affiliates’ and our joint ventures' ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates and joint ventures to access the cash of their respective subsidiaries, whether in a tax-efficient manner or at all; the impact of our operating companies', affiliates’ and joint ventures' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our, our affiliates’ and our joint ventures' ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions and upgrades; and other factors detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC"), including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You are cautioned not to place undue reliance on any forward-looking statement.

About Liberty Global

Liberty Global Ltd. (Nasdaq: LBTYA, LBTYB, LBTYK) delivers long-term shareholder value through the strategic management of three complementary platforms: Liberty Telecom, Liberty Growth and Liberty Services.

Liberty Telecom is a world leader in converged broadband, video and mobile communications, providing approximately 80 million fixed and mobile connections across Europe through advanced fiber and 5G networks that empower customers and strengthen national economies. The business generates aggregate revenue of $21.6 billion, including approximately $18 billion from nonconsolidated joint ventures and $3.7 billion from consolidated operations.

Liberty Growth invests in scalable businesses across the technology, media, sports and infrastructure sectors, with a portfolio of roughly 70 companies and funds valued at $3.4 billion.*

Liberty Services delivers innovative technology, operational, and financial services to both Liberty affiliated companies and third parties, generating approximately $700 million in annual revenue.**

Together, these platforms position Liberty Global as a leading international converged connectivity and investment company focused on creating sustainable, long-term value for shareholders.

*As independently valued as of December 31, 2025.

**Represents full year 2025 revenue of Liberty Services, substantially all of which is derived from our consolidated businesses and nonconsolidated joint ventures.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations            Corporate Communications
Michael Bishop +44 20 8483 6246        Pádraig McGarrigle +44 7474 736967
Lewis Chong +44 7927 583187

Balance Sheets, Statements of Operations and Statements of Cash Flows
The consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-K.

Rebase Information
Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebase growth rates on a comparable basis for all businesses that we owned during 2025, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three months and year ended December 31, 2024 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E Additions to the same extent these entities are included in our results for the three months and year ended December 31, 2025, (ii) exclude from our rebased amounts the revenue, Adjusted EBITDA and P&E Additions of entities disposed of to the same extent these entities are excluded in our results for the three months and year ended December 31, 2025, (iii) include in our rebased amounts the impact to revenue and Adjusted EBITDA of activity between our continuing and discontinued operations related to the Tech Framework that previously eliminated within our consolidated results, (iv) include in our rebased amounts the revenue and costs for the temporary elements of transitional and other services provided to iliad, Vodafone, Deutsche Telekom and Sunrise, to reflect amounts related to these services equal to those included in our results for the three months and year ended December 31, 2025 and (v) reflect the translation of our rebased amounts at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2025. For entities we have acquired during 2024, we have reflected the revenue, Adjusted EBITDA and P&E Additions of these acquired entities in our 2024 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebase growth percentages are not necessarily indicative of the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that will occur in the future. Investors should view rebase growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our consolidated statements of operations.

The following table provides adjustments made to 2024 amounts (i) for our consolidated continuing operations and (ii) for the nonconsolidated VMO2 JV and VodafoneZiggo JV to derive our rebased growth rates:

	Three months ended December 31, 2024			Year ended December 31, 2024
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

Consolidated Continuing Operations:
Telenet:
Foreign currency	$71.5	$24.2	$4.1	$135.3	$42.6	$14.6
VM Ireland:
Foreign currency	11.7	4.7	0.2	22.0	8.8	0.3
Other:
Acquisitions and dispositions(i)	16.7	5.7	4.5	383.9	52.3	29.8
Foreign currency	14.8	(1.2)	(6.7)	33.9	9.3	(7.6)
Total consolidated continuing operations	$114.7	$33.4	$2.1	$575.1	$113.0	$37.1

Nonconsolidated JVs:
VMO2 JV(ii):
Foreign currency	$132.9	$43.0	$16.1	$433.7	$143.1	$58.5

VodafoneZiggo JV(ii):
Foreign currency	$100.1	$44.5	$28.9	$195.8	$89.6	$48.9
_______________

(i)In addition to our acquisitions and dispositions, these rebase adjustments include amounts related to agreements to provide transitional and other services to iliad, Vodafone, Deutsche Telekom and Sunrise. These adjustments result in an equal amount of fees in both the 2025 and 2024 periods for those services that are deemed to be temporary in nature.
(ii)Amounts reflect 100% of the adjustments made related to the VMO2 JV's and the VodafoneZiggo JV's revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions, which we do not consolidate, as we hold a 50% noncontrolling interest in the VMO2 JV and the VodafoneZiggo JV.

Property and Equipment Additions and Capital Expenditures
The table below reconciles the property and equipment additions of our continuing operations for the indicated periods to the capital expenditures that are presented in the consolidated statements of cash flows in our 10-K.

	Three months ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
	in millions, except % amounts

Total consolidated property and equipment additions	$424.4	$337.6	$1,362.8	$1,061.9
Reconciliation of property and equipment additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(12.8)	(17.5)	(85.5)	(76.8)
Assets acquired under finance leases	(1.1)	(6.8)	(1.1)	(7.4)
Changes in current liabilities related to capital expenditures	27.1	(16.7)	66.9	(69.2)
Total capital expenditures, net(ii)	$437.6	$296.6	$1,343.1	$908.5

Property and equipment additions as % of revenue	34.5%	30.1%	27.9%	24.5%
_______________

(i)Amounts exclude related VAT of $2.1 million and $2.3 million for the three months ended December 31, 2025 and 2024, respectively, and $14.1 million and $10.0 million for the year ended December 31, 2025 and 2024, respectively, that were also financed under these arrangements.
(ii)The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Foreign Currency Information

The following table presents the relationships between the primary currencies of the countries in which we operate and the U.S. dollar, which is our reporting currency, per one U.S. dollar:

	December 31, 2025	December 31, 2024

Spot rates:
Euro	0.8521	0.9663
British pound sterling	0.7434	0.7988

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024

Average rates:
Euro	0.8593	0.9382	0.8867	0.9246
British pound sterling	0.7521	0.7809	0.7590	0.7826

Footnotes
1    Primarily includes (i) net proceeds of $82 million from the exit of our Vodafone position, (ii) net proceeds of $181 million from the disposal of approximately one-half of our interest in ITV and (iii) estimated proceeds related to the sale of UPC Slovakia, which is expected to close in the first half of 2026.
2    Amounts exclude SMAs and include our consolidated investments in Slovakia, Egg and Formula E. Amounts also reflect fair value adjustments for certain investments that have a higher estimated fair value than reported book value. Includes listed stakes in ITV and Lionsgate.
3    Includes cash and SMAs.
4    Includes refinancing activities at the VodafoneZiggo JV and the VMO2 JV, inclusive of VMO2's share of CTIL under IFRS.
5    Consolidated intercompany eliminations amounts for the year ended December 31, 2024 within the Financial Highlights tables primarily relate to (i) revenue and Adjusted EBITDA within our T&I Function of ($102 million) and ($76 million), respectively, related to Tech Framework revenues and eliminations with Sunrise prior to the Spin-off and (ii) transactions between our continuing and discontinued operations. For additional information on the Tech Framework, see the Glossary.
6    Amounts within the Financial Highlights tables reflect 100% of the 50:50 nonconsolidated VMO2 JV and VodafoneZiggo JV.
7    Rebase growth rates included in this release are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results, as applicable. As of December 31, 2025, the VMO2 JV, the VodafoneZiggo JV, Telenet and VM Ireland are only rebased for the impact of FX. The VMO2 results have not been rebased for the incremental impact of the O2 Daisy transaction. See the Rebase Information section for more information on rebased growth.
8    VMO2 guidance presented on an IFRS basis as guided by the VMO2 JV. US GAAP guidance for the VMO2 JV cannot be provided without unreasonable efforts, as the VMO2 JV reports under IFRS and does not have U.S. GAAP forecasts for all components of their IFRS guidance.
9    This release includes the actual U.S. GAAP results for the VMO2 JV for the three months and year ended December 31, 2025 and 2024. For more information regarding the VMO2 JV, including full IFRS disclosures, please visit their investor relations page to access the VMO2 JV's Q4 earnings release.
10    Includes opex costs to capture of $6 million and capex costs to capture of $26 million, as applicable.
11    See Reconciliations section of the Appendix below for applicable non-GAAP reconciliations.
12    On an as guided basis. Guidance basis revenue excludes handset, the impact of nexfibre construction, and additionally B2B with the completion of the O2 Daisy transaction. Guidance basis Adjusted EBITDA excludes nexfibre construction impacts and the incremental impact of the O2 Daisy transaction.
13    VMO2 and VodafoneZiggo Adjusted FCF excludes investing cash flows related to mobile spectrum fees.
14    Telenet guidance presented on an IFRS basis. US GAAP guidance for Telenet is broadly the same as their separate IFRS guidance.
15    Subject to any interest payments on the shareholder loan.

16    For purposes of calculating our average tenor, total third-party debt excludes vendor financing, certain debt obligations that we assumed in connection with various acquisitions, debt collateralized by certain trade receivables of Telenet and Formula E and liabilities related to Telenet's acquisition of mobile spectrum licenses. The percentage of debt not due until 2029 or thereafter includes all of these amounts.
17    Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations or other conditions precedent to borrowing.
18    Our aggregate unused borrowing capacity of $0.7 billion represents the availability under the applicable facilities at December 31, 2025 without regard to covenant compliance calculations or other conditions precedent to borrowing. Subsequent to December 31, 2025, we repaid borrowings under the Telenet Credit Facility, which increased our unused borrowing capacity to approximately $0.9 billion as of January 2026. Upon completion of the relevant December 31, 2025 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that the full unused borrowing capacity will be available under each of the respective subsidiary facilities. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to December 31, 2025, or the full impact of additional amounts that may be available to borrow, loan or distribute under certain defined baskets within each respective facility.
19    Organic movements for the year to date period presented throughout exclude the Q3 2025 incremental impact of Daisy, as a result of the O2 Daisy transaction. All net additions (losses) reflect changes in the underlying business performance, independent of transaction-related activity at the VMO2 JV.

Glossary
See Reconciliations section of the Appendix below for applicable non-GAAP reconciliations.
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.
Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):
•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair values of certain investments, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDA of our Liberty Growth strategic platform and our Liberty Services strategic platform, together with our corporate functions, are each non-GAAP measures. These non-GAAP measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP measures of income included in our consolidated statements of operations.
•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less P&E Additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our consolidated statements of operations.
•P&E Additions: Includes capital expenditures, including capitalized software, on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.
Adjusted EBITDA after leases (Adjusted EBITDAaL): We define Adjusted EBITDAaL as Adjusted EBITDA as further adjusted to include finance lease related depreciation and interest expense. Our internal decision makers believe Adjusted EBITDAaL is a meaningful measure because it represents a transparent view of our recurring operating performance that includes recurring lease expenses necessary to operate our business. We believe Adjusted EBITDAaL, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDAaL should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our consolidated statements of operations.
Adjusted Free Cash Flow (Adjusted FCF) & Distributable Cash Flow:
•Adjusted FCF: We define Adjusted FCF as net cash provided by operating activities of our continuing operations, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available), each as reported in our consolidated statements of cash flows with each item excluding any cash provided or used by our discontinued operations. Net cash provided by operating activities of our continuing operations includes cash paid for third-party costs directly associated with successful and unsuccessful acquisition and dispositions of $3.3 million and $1.5 million during the three months ended December 31, 2025 and 2024, respectively, and $5.5 million and $9.1 million during the year ended December 31, 2025 and 2024, respectively.
For purposes of the statements of cash flows, operating-related vendor financing additions represent operating-related expenses financed by an intermediary that are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor. When the financing intermediary is paid, a financing cash outflow is recorded in the statements of cash flows. For purposes of Adjusted FCF, we (i) add in the constructive financing cash inflow when the intermediary settles the liability with the vendor as our actual net cash available at that time is not affected and (ii) subsequently deduct the related financing cash outflow when we actually pay the financing intermediary, reflecting the actual reduction to our cash available to service debt or fund new investment opportunities.

•Distributable Cash Flow: We define Distributable Cash Flow as Adjusted FCF plus any dividends received from our equity affiliates that are funded by activities outside of their normal course of operations, including, for example, those funded by recapitalizations (referred to as “Other Affiliate Dividends”).
•VodafoneZiggo Adjusted FCF: VodafoneZiggo defines Adjusted FCF as net cash provided by operating activities, plus (i) operating-related vendor financed expenses (which represents an increase in the period to actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities) and (ii) interest payments on shareholder loans, less (a) cash payments in the period for capital expenditures (excluding spectrum payments), (b) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (c) principal payments on finance leases (which represents a decrease in the period to actual cash available).
We believe our presentation of Adjusted FCF, Distributable Cash Flow and VodafoneZiggo Adjusted FCF, each of which is a non-GAAP measure, provides useful information to our investors because these measures can be used to gauge our ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to our working capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted FCF, Distributable Cash Flow and VodafoneZiggo Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted FCF, Distributable Cash Flow and VodafoneZiggo Adjusted FCF as supplements to, and not substitutes for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows. Further, our Adjusted FCF, Distributable Cash Flow and VodafoneZiggo Adjusted FCF may differ from how other companies define and apply their definition of Adjusted FCF or other similar measures.
ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Consumer Postpaid Mobile Subscriber: Our ARPU per consumer postpaid mobile subscriber calculation refers to the average monthly postpaid mobile subscription revenue per average consumer postpaid mobile subscriber and is calculated by dividing the average monthly postpaid mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the monthly average of the opening and closing balances of consumer postpaid mobile subscribers in service for the period.
Blended, fully-swapped debt borrowing cost (or WACD): The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs. The weighted average interest rate calculation includes principal amounts outstanding associated with all of our secured and unsecured borrowings.
Broadband Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.
B2B: Business-to-Business.
Costs to capture: Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital-related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration-related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.
Fixed-Line Customer Relationships: The number of customers who receive at least one of our broadband, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.
Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband service.
Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.
Homes Serviceable: As defined by VMO2, this includes homes, residential multiple dwelling units or commercial units that can be connected to VMO2's networks that are technologically capable of providing two-way services (including broadband, video and telephony services) or partner networks with which VMO2 has a service agreement, where customers can request and receive services, without materially extending the distribution plant. Certain of VMO2's Homes Serviceable counts are based on census data that can change based on either revisions to the data or from new census results.
Liberty Growth: Represents certain investments in technology, media, sports and digital infrastructure companies that we view as scalable businesses. Our Liberty Growth strategic platform is included in the "all other category" in the 10-K.
Liberty Services & Corporate: Includes our Liberty Services strategic platform and certain corporate activities, each of which is included in the “all other category” in the 10-K. While certain of these functions provide services to investments included in our Liberty Growth strategic platform, we have not allocated these costs or cash flows in our internal management reporting or external disclosures.
Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. Prepaid mobile customers are excluded from the VMO2 JV's and the VodafoneZiggo JV's mobile subscriber counts after a period of inactivity of three months and nine months, respectively.
MVNO: Mobile Virtual Network Operator.
RGU: A Revenue Generating Unit is separately a Broadband Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Broadband, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled broadband, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SIM: Subscriber Identification Module.
SOHO: Small or Home Office Subscribers.
Tech Framework: Our centrally-managed technology and innovation function (our T&I Function) provides, and allocates charges for, certain products and services to our consolidated reportable segments (the Tech Framework). These products and services include CPE hardware and related essential software, maintenance, hosting and other services. Our consolidated reportable segments capitalize the combined cost of the CPE hardware and essential software as property and equipment additions and the corresponding amounts charged by our T&I Function are reflected as revenue when earned.
Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.
Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

Non-GAAP Reconciliations
VMO2

Adjusted EBITDA, P&E Additions, Adjusted EBITDA less P&E Additions

The following table provides U.S. GAAP to IFRS reconciliations of VMO2's Adjusted EBITDA, P&E Additions and Adjusted EBITDA less P&E Additions for the indicated periods.

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
	in millions

Adjusted EBITDA:
U.S. GAAP Adjusted EBITDA	£877.4	£879.4	£3,536.1	£3,523.7
U.S. GAAP/IFRS adjustments(i)	88.0	109.7	343.4	372.9
IFRS Adjusted EBITDA	£965.4	£989.1	£3,879.5	£3,896.6

P&E Additions:
U.S. GAAP P&E Additions	£532.2	£548.0	£1,988.4	£2,082.4
U.S. GAAP/IFRS adjustments(i)	41.7	66.3	245.6	558.2
IFRS P&E Additions	£573.9	£614.3	£2,234.0	£2,640.6

Adjusted EBITDA less P&E Additions:
U.S. GAAP Adjusted EBITDA less P&E Additions	£345.2	£331.4	£1,547.7	£1,441.3
U.S. GAAP/IFRS adjustments(i)	46.3	43.4	97.8	(185.3)
IFRS Adjusted EBITDA less P&E Additions	£391.5	£374.8	£1,645.5	£1,256.0
_______________

(i)U.S. GAAP/IFRS differences primarily relate to (a) the VMO2 JV's investment in CTIL and (b) leases.

Adjusted FCF

The following table provides a reconciliation of VMO2's U.S. GAAP net cash provided by operating activities to IFRS Adjusted FCF for the indicated periods.

	Three months ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
	in millions

U.S. GAAP:
Net cash provided by operating activities	£721.9	£1,292.8	£2,321.5	£2,628.5
Operating-related vendor financing additions	1,098.1	1,240.6	3,364.2	3,951.5
Cash capital expenditures, net	(119.7)	(226.2)	(771.8)	(854.5)
Principal payments on operating-related vendor financing	(639.6)	(922.5)	(3,370.5)	(3,869.3)
Principal payments on capital-related vendor financing	(269.4)	(350.2)	(1,175.0)	(1,367.4)
Principal payments on finance leases	(2.2)	—	(3.8)	(0.1)
U.S. GAAP Adjusted FCF	789.1	1,034.5	364.6	488.7

IFRS:
U.S. GAAP/IFRS adjustments(i)	(38.7)	(40.8)	28.5	5.8
IFRS Adjusted FCF	£750.4	£993.7	£393.1	£494.5
_______________

(i)U.S. GAAP/IFRS differences relate to the VMO2 JV's investment in CTIL and restricted cash.

VodafoneZiggo

Adjusted FCF

The following table provides a reconciliation of VodafoneZiggo's net cash provided by operating activities to Adjusted FCF for the indicated periods.

	Three months ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
	in millions

Net cash provided by operating activities	€330.7	€573.6	€1,005.2	€1,361.9
Operating-related vendor financing additions	212.7	189.2	850.7	790.3
Interest payments on shareholder loans	25.8	25.8	102.2	102.5
Cash capital expenditures, net	(120.3)	(89.0)	(495.8)	(526.7)
Principal payments on operating-related vendor financing	(222.1)	(194.4)	(791.3)	(782.3)
Principal payments on capital-related vendor financing	(92.4)	(85.1)	(433.6)	(428.6)
Principal payments on finance leases	(5.6)	(2.3)	(13.1)	(9.1)
Adjusted FCF	€128.8	€417.8	€224.3	€508.0

Telenet

Adjusted EBITDA, Adjusted EBITDAaL, P&E Additions, Adjusted EBITDA less P&E Additions

The following table provides U.S. GAAP to IFRS reconciliations of Telenet's Adjusted EBITDA, Adjusted EBITDAaL, P&E Additions and Adjusted EBITDA less P&E Additions for the indicated periods.

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
	in millions

Adjusted EBITDA:
U.S. GAAP Adjusted EBITDA	€262.6	€291.4	€1,153.8	€1,193.4
U.S. GAAP/IFRS adjustments(i)	53.6	55.5	172.7	164.0
IFRS Adjusted EBITDA	€316.2	€346.9	€1,326.5	€1,357.4

Adjusted EBITDAaL:
U.S. GAAP Adjusted EBITDAaL	€262.3	€291.1	€1,152.8	€1,192.4
U.S. GAAP/IFRS adjustments(i)	33.8	35.9	94.9	87.5
IFRS Adjusted EBITDAaL	€296.1	€327.0	€1,247.7	€1,279.9

P&E Additions:
U.S. GAAP P&E Additions	€292.2	€248.1	€976.8	€810.3
U.S. GAAP/IFRS adjustments(i)	34.7	38.4	149.8	118.2
IFRS P&E Additions	€326.9	€286.5	€1,126.6	€928.5

Adjusted EBITDA less P&E Additions:
U.S. GAAP Adjusted EBITDA less P&E Additions	€(29.6)	€43.3	€177.0	€383.1
U.S. GAAP/IFRS adjustments(i)	18.9	17.1	22.9	45.8
IFRS Adjusted EBITDA less P&E Additions	€(10.7)	€60.4	€199.9	€428.9
_______________

(i)U.S. GAAP/IFRS differences primarily relate to (a) the treatment of sports and film broadcasting rights and (b) leases.

Adjusted EBITDAaL

The following table provides a reconciliation of Telenet's U.S. GAAP Adjusted EBITDA to Adjusted EBITDAaL for the indicated periods.

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
	in millions

U.S. GAAP Adjusted EBITDA	€262.6	€291.4	€1,153.8	€1,193.4
Finance lease adjustments	(0.3)	(0.3)	(1.0)	(1.0)
U.S. GAAP Adjusted EBITDAaL	€262.3	€291.1	€1,152.8	€1,192.4

Adjusted FCF

The following table provides a reconciliation of Telenet's U.S. GAAP net cash provided by operating activities to IFRS Adjusted FCF for the indicated periods.

	Three months ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
	in millions

U.S. GAAP:
Net cash provided by operating activities	€232.9	€199.7	€893.1	€850.6
Operating-related vendor financing additions	52.4	75.3	276.2	340.5
Cash capital expenditures, net	(301.9)	(232.2)	(948.7)	(669.6)
Principal payments on operating-related vendor financing	(61.0)	(70.5)	(326.6)	(325.4)
Principal payments on capital-related vendor financing	(24.7)	(32.9)	(69.2)	(92.2)
Principal payments on finance leases	(0.3)	(0.3)	(1.1)	(1.1)
U.S. GAAP Adjusted FCF	(102.6)	(60.9)	(176.3)	102.8

IFRS:
U.S. GAAP/IFRS adjustments	—	—	—	—
IFRS Adjusted FCF	€(102.6)	€(60.9)	€(176.3)	€102.8

VM Ireland

Adjusted FCF

The following table provides a reconciliation of VM Ireland's net cash provided by operating activities to Adjusted FCF for the indicated periods.

	Three months ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
	in millions

Net cash provided by operating activities	€46.8	€43.8	€111.3	€123.7
Operating-related vendor financing additions	—	—	—	—
Cash capital expenditures, net	(49.8)	(41.0)	(193.9)	(156.8)
Principal payments on operating-related vendor financing	—	—	—	—
Principal payments on capital-related vendor financing	—	—	—	—
Principal payments on finance leases	—	—	—	—
Adjusted FCF	€(3.0)	€2.8	€(82.6)	€(33.1)

Liberty Global

Adjusted FCF

The following table provides a reconciliation of Liberty Global's continuing operations consolidated net cash provided by operating activities to consolidated Adjusted FCF and Distributable Cash Flow for the indicated periods.

	Three months ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
	in millions

Net cash provided by operating activities of continuing operations	$630.9	$667.1	$1,211.1	$1,331.2
Operating-related vendor financing additions	60.8	80.4	312.4	372.3
Cash capital expenditures, net	(437.6)	(296.6)	(1,343.1)	(908.5)
Principal payments on operating-related vendor financing	(71.2)	(80.5)	(369.4)	(363.7)
Principal payments on capital-related vendor financing	(29.0)	(43.0)	(79.6)	(114.0)
Principal payments on finance leases	(1.0)	(3.2)	(5.4)	(5.6)
Adjusted FCF	152.9	324.2	(274.0)	311.7
Other affiliate dividends	9.0	206.4	9.0	206.4
Distributable Cash Flow	$161.9	$530.6	$(265.0)	$518.1

Adjusted EBITDA, P&E Additions, Adjusted EBITDA less P&E Additions

A reconciliation of consolidated earnings (loss) from continuing operations to consolidated Adjusted EBITDA less P&E Additions is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
	in millions

Earnings (loss) from continuing operations	$(2,916.2)	$2,334.2	$(7,096.7)	$1,869.1
Income tax expense (benefit)	40.2	(90.6)	(75.8)	(30.8)
Other income, net	(16.0)	(35.8)	(96.0)	(201.8)
Gain on sale of All3Media	—	—	—	(242.9)
Gain associated with the Formula E Acquisition	—	(190.7)	—	(190.7)
Share of results of affiliates, net	2,731.0	41.2	3,186.9	205.6
Losses on debt extinguishment, net	—	—	20.1	—
Realized and unrealized losses (gains) due to changes in fair values of certain investments, net	27.7	66.1	(147.8)	28.4
Foreign currency transaction losses (gains), net	(39.8)	(1,958.6)	3,121.1	(1,756.5)
Realized and unrealized losses (gains) on derivative instruments, net	(49.7)	(354.5)	567.4	(315.2)
Interest expense	117.2	140.5	497.5	574.7
Operating loss	(105.6)	(48.2)	(23.3)	(60.1)
Impairment, restructuring and other operating items, net	64.2	5.5	90.0	49.6
Depreciation and amortization	280.0	251.6	1,038.9	1,002.0
Share-based compensation expense	40.0	38.9	169.4	168.3
Consolidated Adjusted EBITDA	278.6	247.8	1,275.0	1,159.8
P&E Additions	(424.4)	(337.6)	(1,362.8)	(1,061.9)
Consolidated Adjusted EBITDA less P&E Additions	$(145.8)	$(89.8)	$(87.8)	$97.9

A reconciliation of Liberty Growth loss from continuing operations to Adjusted EBITDA less P&E Additions is presented in the following table. Liberty Growth does not meet the reportable segment quantitative thresholds and is included in the "all other category" in the 10-K.

	Three months ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
	in millions

Loss from continuing operations	$(38.2)	$(41.3)	$(124.5)	$(53.0)
Income tax benefit	(9.8)	(8.1)	(35.0)	(8.1)
Other expense, net	2.8	—	9.1	—
Share of results of affiliates, net	—	—	(0.1)	—
Foreign currency transaction losses (gains), net	(0.2)	(0.8)	2.9	(0.8)
Realized and unrealized losses (gains) on derivative instruments, net	(0.2)	(0.9)	1.9	(0.9)
Interest expense	12.8	7.2	40.8	10.2
Operating loss	(32.8)	(43.9)	(104.9)	(52.6)
Impairment, restructuring and other operating items, net	2.3	6.0	8.0	6.8
Depreciation and amortization	16.1	18.7	58.1	27.5
Share-based compensation expense	—	0.1	0.2	0.1
Liberty Growth Adjusted EBITDA	(14.4)	(19.1)	(38.6)	(18.2)
P&E Additions	(30.6)	(14.4)	(60.7)	(19.8)
Liberty Growth Adjusted EBITDA less P&E Additions	$(45.0)	$(33.5)	$(99.3)	$(38.0)

A reconciliation of Liberty Services, together with our corporate functions, of earnings (loss) from continuing operations to Adjusted EBITDA less P&E Additions is presented in the following table. Liberty Services and our corporate functions do not meet the reportable segment quantitative thresholds and are each included in the "all other category" in the 10-K.

	Three months ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
	in millions

Earnings (loss) from continuing operations	$(2,812.9)	$2,424.7	$(7,001.8)	$2,339.0
Income tax expense (benefit)	2.2	(106.7)	(46.4)	(72.9)
Other income, net	(26.5)	(68.3)	(124.3)	(487.9)
Gain on sale of All3Media	—	—	—	(242.9)
Gain associated with the Formula E Acquisition	—	(190.7)	—	(190.7)
Share of results of affiliates, net	2,734.1	39.2	3,190.3	202.4
Losses on debt extinguishment, net	—	—	12.1	—
Realized and unrealized losses (gains) due to changes in fair values of certain investments, net	27.7	66.1	(147.8)	28.4
Foreign currency transaction losses (gains), net	(45.0)	(2,201.0)	3,536.3	(1,971.9)
Realized and unrealized losses (gains) on derivative instruments, net	(1.1)	(65.9)	214.5	21.7
Interest expense	1.3	10.5	27.4	41.7
Operating loss	(120.2)	(92.1)	(339.7)	(333.1)
Impairment, restructuring and other operating items, net	7.6	(43.3)	0.9	(64.7)
Depreciation and amortization	14.9	25.0	64.1	87.9
Share-based compensation expense	36.6	35.2	145.4	139.4
Liberty Services & Corporate Adjusted EBITDA	(61.1)	(75.2)	(129.3)	(170.5)
P&E Additions	(9.0)	(19.2)	(21.2)	(29.9)
Liberty Services & Corporate Adjusted EBITDA less P&E Additions	$(70.1)	$(94.4)	$(150.5)	$(200.4)